As filed with the Securities and Exchange Commission on April 24, 2014	Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEAPACK-GLADSTONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	22-3537895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
500 Hills Drive, Suite 300
Bedminster, New Jersey 07921
 (Address of principal executive office with zip code)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
2014 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Jeffrey J. Carfora, Chief Financial Officer
500 Hills Drive, Suite 300
Bedminster, New Jersey 07291
 (908) 234-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael T. Rave, Esq.
Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
(973) 966-8123

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	150,000 shares	$19.79	$2,968,500	$382.35

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issuable pursuant to the terms of the Peapack-Gladstone Financial Corporation 2014 Employee Stock Purchase Plan (the “Plan”) as a result of stock splits, stock dividends, recapitalization or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee.  Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock as reported on NASDAQ on April 22, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           Documents Incorporated By Reference

The following documents filed by Peapack-Gladstone Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

2.
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s latest Annual Report on Form 10-K;

3.
The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed by the Company on August 18, 2008 pursuant to Section 12 of the Exchange Act and all subsequent amendments and reports filed for the purpose of updating such description.

 In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

ITEM 4.          Description of Securities

Not applicable.

ITEM 5.          Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Day Pitney LLP, counsel to the Company.  Partners and other attorneys involved in the preparation of the Registration Statement in the law firm of Day Pitney LLP do not beneficially own any shares of the Company as of April 24, 2014.

ITEM 6.          Indemnification of Directors and Officers

Indemnification. Article VI of the Company’s certificate of incorporation provides that the Company shall indemnify a director or officer of the Company or of a subsidiary of the Company against his reasonable expenses and all liabilities in connection with any proceeding involving that director or officer of the Company or a wholly-owned subsidiary of the Company, including a proceeding by or in the right of the Company or its wholly-owned subsidiary, unless such breach of duty is based on an act or omission (a) in breach of such person’s duty of loyalty to the Company or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit. The Company shall advance or pay those reasonable expenses incurred by such director or officer in a proceeding as and when incurred, provided, however, that the director or officer shall, as a condition to receipt of such advances, undertake to repay all amounts advanced if it shall finally be adjudicated that the breach of duty by the director or officer was based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company (and/or its subsidiary) or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VI of the Company’s certificate of incorporation provides that no director or officer of the Company, or of a subsidiary of the Company, shall be personally liable to the Company or to its shareholders for damages for breach of any duty owed to the Company or its shareholders unless such breach of duty is based on an act or omission (a) in breach of such person’s duty of loyalty to the Company (and/or its subsidiary) or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper benefit.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7.          Exemption from Registration Claimed

Not applicable.

ITEM 8.          Exhibits

4.1
Peapack-Gladstone Financial Corporation 2014 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit B to the Company’s definitive proxy statement filed with the Commission on March 21, 2014)

5.1	Opinion of Day Pitney LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)

ITEM 9.          Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on the 24th day of April, 2014.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

By:	/s/ Douglas L. Kennedy
Douglas L. Kennedy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas L. Kennedy and Jeffrey J. Carfora, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2014:

Signature	Title	Date

/s/ Douglas L. Kennedy	Chief Executive Officer and Director	April 17, 2014
Douglas L. Kennedy

/s/ Jeffrey J. Carfora	Senior Executive Vice President and Chief Financial Officer	April 17, 2014
Jeffrey J. Carfora	(Principal Financial Officer and Principal Accounting Officer)

/s/ F. Duffield Meyercord	Chairman of the Board	April 17, 2014
F. Duffield Meyercord

/s/ Finn M.W. Caspersen, Jr.	Director, Senior Executive Vice President,	April 17, 2014
Finn M.W. Caspersen, Jr.	General Counsel and Chief Operating Officer

/s/ Susan A. Cole	Director	April 17, 2014
Susan A. Cole

/s/ Anthony J. Consi II	Director	April 17, 2014
Anthony J. Consi II

/s/ Edward A. Gramigna	Director	April 17, 2014
Edward A. Gramigna

/s/ Frank A. Kissel	Director	April 17, 2014
Frank A. Kissel

/s/ John D. Kissel	Director	April 17, 2014
John D. Kissel

/s/ James R. Lamb	Director	April 17, 2014
James R. Lamb

/s/ Edward A. Merton	Director	April 17, 2014
Edward A. Merton

/s/ Philip W. Smith III	Director	April 17, 2014
Philip W. Smith III

/s/ Beth Welsh	Director	April 17, 2014
Beth Welsh

EXHIBIT INDEX

5.1	Opinion of Day Pitney LLP
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page hereto)